Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact	Investor Relations:	Media:	RAI 2008-11
	Morris Moore	Seth Moskowitz
	(336) 741-3116	(336) 741-7698
RAI CEO:
‘Returning Value in a Challenging Time’
First Quarter 2008 Reported EPS up 54.1%; Adjusted EPS down 9.9%
Company Lowers Forecast; Announces Share Repurchase Program
WINSTON-SALEM, N.C. — April 30, 2008

First Quarter 2008 — At a Glance
•	Reported EPS up 54.1 percent at $1.71

•	Adjusted EPS down 9.9 percent at $1.00

•	RAI announces $350 million share repurchase program

•	R.J. Reynolds continues to build total growth-brand share

•	Conwood continues to lead moist-snuff category growth

•	Joint-venture termination yields $328 million pre-tax gain

•	Revised 2008 guidance: excluding JV gain, earnings consistent with prior year
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedule 2 of this release, which reconciles reported to adjusted results for the first quarter.
-more-

Reynolds American Inc. (NYSE: RAI) today announced a 54.1 percent increase in reported EPS for the first quarter of 2008, driven by a $328 million pre-tax gain related to the termination of the Gallaher Joint Venture. Excluding that gain, first-quarter adjusted EPS was down 9.9 percent, as higher cigarette pricing was more than offset by a number of factors that lowered R.J. Reynolds’ volume. Conwood continued to deliver strong moist-snuff volume and share gains. Continuing its focus on returning shareholder value, RAI also announced a $350 million share repurchase program. In light of a weaker-than-expected first quarter, RAI revised its full-year forecast and now expects 2008 earnings, excluding the JV gain, to be consistent with the prior year.

First Quarter 2008 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per share amounts;
for reconciliations, including GAAP to non-GAAP, see schedule 2)

	For the Three Months
	Ended March 31,
			%
	2008	2007	Change

Net sales	$2,057	$2,148	(4.2)%

Operating income
Reported (GAAP)	$506	$574	(11.8)%
Adjusted (Non-GAAP)	506	574	(11.8)%

Net income
Reported (GAAP)	$505	$328	54.0%
Adjusted (Non-GAAP)	295	328	(10.1)%

Net income per diluted share
Reported (GAAP)	$1.71	$1.11	54.1%
Adjusted (Non-GAAP)	1.00	1.11	(9.9)%

MANAGEMENT’S PERSPECTIVE
Overview
“Reynolds American’s operating companies continued to post gains on key cigarette and smokeless tobacco brands in the first quarter, with R.J. Reynolds’ growth brands gaining half a share point and Conwood continuing to post double-digit volume growth,” said Susan M. Ivey, RAI’s chairman and chief executive officer.
“However,” she said, “above-average cigarette declines on R.J. Reynolds’ non-growth brands and an adjustment to settlement expense were among the factors that drove first-quarter adjusted earnings lower than the prior-year period.”
While adjusted earnings were down about 10 percent, reported EPS was about 54 percent higher, due to a $328 million pre-tax gain from the successful termination of the Gallaher Joint Venture. The payments from that transaction will provide a cash stream over the next several years.
Ivey also noted that the RAI board of directors has approved a share repurchase program of $350 million during the next 12 months. “This share repurchase reflects our commitment to our shareholders, and it demonstrates our continuing confidence in the long-term strength of our businesses,” she said.
“As we work through the challenges of the current environment,” Ivey said, “Reynolds American remains committed to returning value to our shareholders, and our operating companies remain focused on growth strategies to deliver long-term success.
“Reynolds American’s operating companies manufacture and market a broad range of tobacco products,” she said. “That product diversification provides flexibility to take advantage of shifting consumer preferences — as well as other emerging opportunities.”
R.J. Reynolds
R.J. Reynolds’ first-quarter operating income of $415 million fell 15.0 percent from the prior-year quarter as an 11.8 percent decline in the company’s shipment volume and an adjustment to MSA expense more than offset the impact of higher pricing.
Total cigarette industry shipment volume was down 3.3 percent from the prior-year quarter when excess wholesale inventory resulted in lower industry shipments. Based on shipments to retail through traditional channels, it appears that cigarette consumption declined by about 5 percent. R.J. Reynolds believes that some of that consumption decline reflected shifts to other cigarette channels and other tobacco products.
R.J. Reynolds’ growth-brand shipment volume was down 5.6 percent. Based on retail shipments, growth-brand consumption was down about 4 percent, in line with total industry performance. The company’s first-quarter volume decline was primarily driven by a 16.3 percent decline in the company’s lower-margin, non-growth brands.

R.J. Reynolds’ growth brands continued to deliver market-share gains, with a combined first-quarter increase of 0.5 share points. Due to declines on non-growth brands, the company’s total market share of 28.0 percent was down 1.4 share points from the prior-year quarter.
Several factors contributed to the company’s overall share and volume declines.
R.J. Reynolds’ older, more price-sensitive consumers were disproportionately affected by ongoing economic pressures that included higher cigarette prices. That contributed to higher-than-normal cigarette volume declines in the first quarter.
R.J. Reynolds’ volume and share were also affected by:
•	a significant increase in competitive discounting and promotion at a time when R.J. Reynolds tested programs to increase the company’s promotional efficiencies;

•	higher-than-industry-average price increases the company took on certain brands;

•	a lower level of wholesale inventory compared with the prior-year quarter; and

•	the company discontinuing a number of lower-priced, low-margin brands.
“It’s obvious that our first-quarter performance was weaker than expected and that our efforts to improve promotional efficiency and increase margins were not in sync with the economic and competitive environment,” said Daniel M. Delen, R.J. Reynolds’ president and chief executive officer.
“We are adjusting our programs to make sure that our brands are competitive in the marketplace,” he said. “We will, however, continue to look for opportunities to increase promotional efficiencies going forward.”
R.J. Reynolds’ growth brands — Camel, Kool and Pall Mall — represented about 45 percent of the company’s first-quarter volume. These brands posted a combined share gain of 0.5 percentage points from the prior-year period, with a first-quarter share of 13.2 percent. That performance was driven by continued growth of Camel and Pall Mall, and a slight decline on Kool.
During the first quarter, Camel launched updated packaging and smoother blends for its core styles. Camel’s ongoing focus on providing adult smokers with relevant innovations like Camel No. 9 and Camel Signature continued to enhance the brand’s marketplace performance. Camel gained 0.5 share points from the prior-year quarter.
Camel’s latest innovation, Camel Crush, was introduced in test market in the first quarter. Camel Crush is a unique cigarette that uses R.J. Reynolds’ technology to provide adult smokers with the option of changing each cigarette from regular to menthol by crushing a capsule in the filter. This technology has already been introduced in the Japanese market, where it has strong appeal.
Camel Snus, R.J. Reynolds’ first effort to broaden Camel’s appeal beyond cigarettes, is on track for a second-quarter expansion to nine additional major markets across the United States. Camel Snus, a smoke-free, spitless tobacco product that comes in a small pouch, is currently being tested in eight markets. With continued learning from this test, the company remains optimistic about the potential for this new product.

Kool, the company’s second premium-priced growth brand, has remained relatively stable in the highly competitive menthol marketplace. Kool’s first-quarter share of market was 3.1 percent.
Pall Mall, a value-priced brand, continued to benefit from its position as a great product that lasts longer. Pall Mall’s first-quarter share was up 0.2 percentage points from the prior-year quarter. In the second quarter, Pall Mall plans to introduce more stylish, round-cornered packs.
During the first quarter, R.J. Reynolds’ premium-to-value price mix was 63.2 percent, an improvement of 1.2 points from the prior-year period.
R.J. Reynolds’ first-quarter operating margin of 23.2 percent was 2.4 percentage points lower than the year-ago quarter, when the timing of promotional expense resulted in an unusually high margin.
Delen said that R.J. Reynolds is intensely focused on getting its performance back on track. “It’s clear that we had a difficult first quarter,” he said, “and we’re already taking steps to improve our marketplace results.”
Conwood
Moist-snuff category growth continued in the first quarter with a total industry volume increase of 5.5 percent — or about 7 percent after adjusting for one less shipping day in the current-year quarter. Conwood grew at about twice the industry rate, with the company’s Grizzly brand continuing to capture more than 40 percent of total category growth.
Gains on Grizzly, and Kodiak’s improved performance, drove Conwood’s total moist-snuff shipments up 1.2 share points to a first-quarter share of 26.9 percent. Grizzly’s continued growth further strengthened the brand’s position as the industry’s third-largest and fastest-growing moist-snuff brand.
Introduced as a value brand in 2001, Grizzly posted a first-quarter share of 22.1 percent, up 1.6 share points from the prior-year period. That performance was aided by the recent launch of two new Grizzly styles — Snuff and Wintergreen Pouch — which are both being expanded nationally this year. Grizzly Snuff will be available nationwide in the second quarter, and Grizzly Wintergreen Pouch is scheduled to be national in the third quarter.
“We’re exceptionally pleased with the performance of these new Grizzly styles,” said William M. Rosson, Conwood’s president and chief executive officer. “Their results to date confirm our belief that these products will further add to Grizzly’s growth.”
Rosson said he was also pleased with the performance of Kodiak, the company’s leading premium brand.

“We’ve taken steps to make Kodiak more competitive in the marketplace, and that translated into volume growth of almost 2 percent compared with last year’s first quarter,” he said. “And upgrades to the packaging and blends of Kodiak’s mint and straight styles that we rolled out last month should also enhance the brand’s performance. We also began to distribute Kodiak Pouch, to extend the brand’s appeal among competitive pouch consumers.”
Even with one less shipping day than the prior-year period, Conwood’s net sales were up 7.7 percent at $167 million. And after significant first-quarter investments to launch new styles and further drive Conwood’s growth, the company’s operating income of $81 million was up 1.9 percent from the year-ago quarter. Operating margins of 48.8 percent were down from the prior-year quarter, due to these investments.
“Our brands and our business continue to perform well,” Rosson said. “With the continuing growth of Grizzly and the new styles we’re launching nationally, we expect Conwood to post another year of strong growth.”
FINANCIAL UPDATE
“Clearly, the first quarter was marked by a number of challenges that hurt our performance and have caused us to reassess our outlook for the year,” said Thomas R. Adams, Reynolds American’s chief financial officer. “Given our results to date, we’re reducing our full-year forecast. Excluding the gain from the joint venture, we now expect to deliver earnings in line with our 2007 adjusted results.”
Adams said that R.J. Reynolds is taking steps to address factors that contributed to its weak volume in the first quarter and expects to improve its performance through the balance of the year. “R.J. Reynolds is making adjustments to ensure that its brands are more competitive, while also remaining focused on improving profits through increased efficiency,” he said.
“The investments that Conwood is making to further strengthen brand performance are already beginning to pay off and position the company well for another year of solid growth,” Adams said. “Conwood is a strong company with strong brands, and these investments will reinforce the company’s ability to consistently deliver volume and earnings gains moving forward.”
Resulting from the termination of the Gallaher Joint Venture, in April, the company received 40 percent of the total payment of €265 million. That payment was €106 million — or about $166 million. The balance will be paid in annual installments over the next six years.
Adams said that RAI’s confidence in the future is evidenced by the $350 million share repurchase that the board has approved. He said the company plans to use cash generated from operations to opportunistically repurchase shares during the next 12 months. “This approach allows us to maintain financial flexibility while returning value to shareholders,” he said.
“In the current economic environment,” Adams said, “our strong balance sheet and financial flexibility position us well to take advantage of opportunities to further increase shareholder value.”

CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss first-quarter 2008 results at 9:30 a.m. Eastern Time on Wednesday, April 30, 2008. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.ReynoldsAmerican.com. A replay of the call will be available on the site until May 30 at 5 p.m. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing 888-715-1397. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.
RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding RAI’s future performance and financial results inherently are subject to a variety of risks and uncertainties, described in the forward-looking statements. These risks and uncertainties include:
•	the substantial and increasing regulation and taxation of tobacco products;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility of bonding issues as a result of litigation outcomes;

•	the substantial payment obligations and limitations on the advertising and marketing of cigarettes under the MSA;

•	the continuing decline in volume in the domestic cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in manufacturing and distribution operations, including outsourcing functions, without negatively affecting sales;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products, including future market pricing of tobacco leaf which could adversely impact inventory valuations;

•	the effect of market conditions on foreign currency exchange rate risk, interest rate risk and the return on corporate cash;

•	declining liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the rating of RAI’s securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of B&W, RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement;

•	the expiration of the standstill provisions of the governance agreement; and

•	the potential existence of significant deficiencies or material weaknesses in internal control over financial reporting that may be identified during the performance of testing required under Section 404 of the Sarbanes-Oxley Act of 2002.
Due to these uncertainties and risks, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Conwood Company, LLC; Santa Fe Natural Tobacco Company, Inc; and R.J. Reynolds Global Products, Inc.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include five of the 10 best-selling cigarettes in the United States: Camel, Kool, Pall Mall, Winston and Doral.

•	Conwood Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Kodiak, Grizzly and Levi Garrett. Conwood also sells and distributes a variety of tobacco products manufactured by Lane, Limited, including Winchester and Captain Black little cigars, and Bugler roll-your-own tobacco.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	R.J. Reynolds Global Products, Inc., directly or through others, manufactures, sells and/or distributes American-blend cigarettes, including Natural American Spirit, and other tobacco products to a variety of customers in selected markets outside the United States.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials are available at www.ReynoldsAmerican.com.
(financial and volume tables follow)

Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net sales, external	$1,944	$2,018
Net sales, related party	113	130

Net sales	2,057	2,148
Cost of products sold	1,164	1,175
Selling, general and administrative expenses	382	393
Amortization expense	5	6

Operating income	506	574
Interest and debt expense	72	89
Interest income	(22)	(38)
Gain on termination of joint venture	(328)	—
Other income, net	(12)	(1)

Income before income taxes	796	524
Provision for income taxes	291	196

Net income	$505	$328

Basic net income per share:	$1.72	$1.11

Diluted net income per share:	$1.71	$1.11

Basic weighted average shares, in thousands	294,206	295,038

Diluted weighted average shares, in thousands	294,864	295,458

Segment data:
Net sales:
RJR Tobacco (1)	$1,787	$1,907
Conwood	167	155
All Other (2)	103	86

	$2,057	$2,148

Operating income:
RJR Tobacco (1)	$415	$488
Conwood	81	80
All Other (2)	36	35
Corporate Expense	(26)	(29)

	$506	$574

(1)	Includes results of contract manufacturing business transferred January 1, 2008, into the RJR Tobacco segment from All Other.

(2)	Includes results of super premium brands, including DUNHILL and STATE EXPRESS 555 transferred January 1, 2008, into All Other from the RJR Tobacco segment.

Supplemental information:
Excise tax expense	$437	$494
Master settlement agreement and other state settlement expense	$654	$674
Federal tobacco buyout expense	$63	$70

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended March 31,
	2008			2007
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$506	$505	$1.71	$574	$328	$1.11
The GAAP results include the following income:
Gain on termination of joint venture	—	(210)	(0.71)	—	—	—

Total adjustments	—	(210)	(0.71)	—	—	—

Adjusted results	$506	$295	$1.00	$574	$328	$1.11

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$2,806	$2,215
Short-term investments	330	377
Other current assets	2,531	2,400
Trademarks, net	3,405	3,407
Goodwill	8,174	8,174
Other noncurrent assets	2,364	2,056

	$19,610	$18,629

Liabilities and shareholders’ equity
Tobacco settlement accruals	$3,088	$2,449
Other current liabilities	1,339	1,454
Long-term debt	4,571	4,515
Deferred income taxes, net	1,326	1,184
Long-term retirement benefits (less current portion)	1,163	1,167
Other noncurrent liabilities	383	394
Shareholders’ equity	7,740	7,466

	$19,610	$18,629

Schedule 3
R.J. REYNOLDS VOLUMES AND SHARE OF MARKET
UNIT VOLUME (in billions):

	Three Months Ended
	March 31,		Change
	2008	2007	Units	%
Camel (filter styles)	5.3	5.6	(0.4)	-6.4%
Kool	2.5	2.7	(0.2)	-6.3%
Pall Mall	1.6	1.6	0.0	-1.6%

Total growth brands	9.4	9.9	(0.6)	-5.6%

Total support brands	8.8	10.0	(1.3)	-12.6%

Total non-support brands	2.7	3.7	(1.0)	-26.5%

Total R.J. Reynolds domestic	20.8	23.6	(2.8)	-11.8%

Total premium	13.2	14.7	(1.5)	-10.1%
Total value	7.7	9.0	(1.3)	-14.6%
Premium/total mix	63.2%	62.0%	1.2%

Industry	80.4	83.2	(2.8)	-3.3%
Premium	58.8	60.8	(2.0)	-3.3%
Value	21.6	22.4	(0.8)	-3.6%
Premium/total mix	73.1%	73.1%	0.1%
RETAIL SHARE OF MARKET:

	Three Months Ended
	March 31,
	2008	2007	Change
Camel (filter styles)	7.9%	7.4%	0.5
Kool	3.1%	3.2%	(0.1)
Pall Mall	2.2%	2.0%	0.2

Total growth brands	13.2%	12.6%	0.5

Total support brands	11.0%	12.0%	(1.0)

Total non-support brands	3.8%	4.8%	(1.0)

Total R.J. Reynolds domestic	28.0%	29.4%	(1.4)
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
R.J. Reynolds’ support brands include Winston, Salem, Doral, Capri and Misty.
Industry data based on information from Management Science Associates, Inc.
Retail shares of market are as reported by Information Resources Inc.

Schedule 4
CONWOOD VOLUMES AND SHARE OF SHIPMENTS
UNIT VOLUME (in millions of cans):

	Three Months Ended
	March 31,		Change
	2008	2007	Units	%
Kodiak	13.1	12.8	0.2	1.9%
Other premium	0.6	0.8	(0.1)	-16.0%

Total premium	13.7	13.6	0.1	0.9%

Grizzly	61.7	54.3	7.5	13.7%
Other price-value	0.5	0.6	(0.2)	-25.8%

Total price-value	62.2	54.9	7.3	13.3%

Total moist snuff cans	75.9	68.5	7.4	10.8%
SHARE OF SHIPMENTS:

	Three Months Ended
	March 31,
	2008	2007	Change
Kodiak	4.4%	4.5%	(0.2)
Total premium	4.6%	4.8%	(0.3)

Grizzly	22.1%	20.6%	1.6
Total price-value	22.3%	20.8%	1.5

Total Conwood	26.9%	25.6%	1.2
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.
Share data for total moist snuff based on distributor reported data processed by Management Science Associates, Inc.